Exhibit 10.9

***TEXT OMITTED AND SUBMITTED SEPARATELY
PURSUANT TO CONFIDENTIAL TREATMENT REQUEST
UNDER 17 C.F.R. SECTIONS 200.80(b)(4) AND 230.406

MARKETING AND PROMOTION AGREEMENT

THIS AGREEMENT (this "Agreement") is made and entered into as of June 16, 2009  between Brainsway Ltd., a corporation organized under the laws of Israel having a place of business at 1st Floor, 19 Hartum Street, Har Hotzvim, Israel ("Brainsway") and ATID (Advanced Technologies Innovation Distribution SRL), an Italian corporation having a place of business at Rome Via Dora 1  ("Distributor").

WHEREAS Brainsway has developed and has exclusive rights to manufacture and market a deep TMS (Transcranial Magnetic Stimulation) device for the treatment of certain neurological and psychiatric indications, subject to receipt of appropriate regulatory approvals; and

WHEREAS Brainsway is the owner and/or exclusive worldwide licensee of all intellectual property rights in and to the said deep TMS device, including the right to commercialize, sell, import and export the said deep TMS device; and

WHEREAS the said deep TMS device has received CE approval in respect of depression, a copy of which approval is attached hereto as Annex C and Brainsway is working towards the receipt of an additional regulatory approval in Italy in order to be able to commence treatment with the said deep TMS device; and

WHEREAS the Distributor has the capability and experience to market, distribute, promote and advertise the deep TMS (Transcranial Magnetic Stimulation) device in Italy and to establish connections with medical entities in respect thereof and to collect payments on Brainsway’s behalf therefor, and is willing to be engaged to market, distribute, promote and advertise the deep TMS (Transcranial Magnetic Stimulation) device in Italy and to establish connections with medical entities in respect thereof and to collect payments on Brainsway’s behalf therefor, and Brainsway wishes to so engage the Distributor, all subject to and in accordance with the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the foregoing and of the representations, warranties, covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto hereby agree as follows:

1.	INTERPRETATION

1.1	The preamble to this Agreement forms an integral part hereof.

1.2	Clause headings in this Agreement are intended solely for convenience of reference and shall be given no effect in the interpretation of this Agreement.

1.3	All signed appendices to this Agreement, whether attached at the time of signature hereof or at any time thereafter, shall be construed as an integral part of this Agreement.

2.	GRANT OF RIGHTS

2.1
In consideration for the payments set forth in this Agreement and subject to the terms and conditions of this Agreement, Brainsway hereby grants the Distributor and the Distributor hereby accepts from Brainsway, an exclusive license (except as to Brainsway itself in respect of those items to be performed by Brainsway as contemplated herein) to use, market, rent, promote, import and distribute Brainsway’s proprietary deep TMS Device specified in detail in Appendix A hereto, or any updated version of this device (the “Deep TMS Device”) in Italy (the “Territory”), (provided that any rentals shall only be effected in accordance with rental and installation agreements that shall be pre-agreed and signed between Brainsway and each client) during the term of this Agreement for the treatment of patients suffering from Approved Indications (as such term is defined below) (the “License”), all subject to and in accordance with the terms and conditions hereinafter set forth.

The rights as aforementioned will be applied according to this Agreement.

Brainsway further undertakes towards Distributor that in the event that Brainsway shall elect, at its sole discretion, to effect sales (and not only rentals) of the Deep TMS Device in the Territory, that the License shall be expanded to include the right to exclusively sell the Deep TMS Device in the Territory during the term of the License, provided that such sales are effected on terms and conditions to be agreed between the Parties hereto.

Notwithstanding the foregoing, provided that the Distributor: (i) arranges the rental to clients of at least eighty percent (80%) of the Minimum Number of Devices Per Year (as set forth below) as of the second anniversary of the Effective Date, as is defined below and at least eighty percent (80%) of the Minimum Number of Devices Per Year are indeed rented from Brainsway in the Territory (reaching such agreements not to be unreasonably withheld or delayed by Brainsway) AND (ii) arranges that at least the Minimum Number of Treatments Per Device Per Month (as set forth below) are performed on average in respect of each Deep TMS Device during each month and Brainsway is paid in respect of same (in accordance with the terms of Brainsway's agreement with the client) - then  Distributor shall have a ten (10) year exclusive license to use, market, rent, promote, import and distribute the Deep TMS Device in the Territory. In the event that during each year of two (2) consecutive years (except the first two (2) consecutive years commencing as of the Effective Date hereof, during which time the License granted hereunder shall be exclusive in any event) the Distributor does not arrange or there is not actually effected in the Territory the rental to clients, or Brainsway is not paid in respect of additional new installations (in accordance with the terms of the agreements between Brainsway and the clients) of, at least 80% of the Minimum Number of Devices Per Year AND the Minimum Number of Treatments Per Device Per Month, in each of any two consecutive years, Distributor’s rights hereunder shall, as of immediately following the expiry of such consecutive two (2) years, become non-exclusive rights., or, at Brainsway’s option, Brainsway shall have the right to terminate this Agreement and the rights granted hereunder forthwith (without payment of any compensation to Distributor).

In the event that the minimum requirements set forth above are not actually met, then in order to retain the exclusive license hereunder, the Distributor shall have the right to effect payments to Brainsway as if the minimum figures set forth herein shall have been met in respect of the applicable year, and provided that such applicable payments are timely received by Brainsway, the Distributor shall retain the exclusive license granted hereunder in respect of the period for which such payments to Brainsway are made.

It is clarified that the Minimum Number of Treatments Per Device Per Month is based on the assumption that the amount to be received by Brainsway in respect of each treatment with the Deep TMS Device of [***]. To the extent that the actual amount to be so received by Brainsway is not within such specified range, the Parties hereto shall discuss an appropriate adjustment to the Minimum Number of Treatments Per Device Per Month.

Notwithstanding the foregoing, in the event that, and to the extent that, Distributor shall not meet the requirements of this Agreement in respect of the Minimum Number of Devices Per Year, but the number of additional treatments performed by the  rented and installed Deep TMS Devices shall be such that overall, the aggregate number of treatments performed shall be increased by an amount that is equal to 80% of the number of the Minimum Number of Devices Per Year multiplied by the applicable Minimum Number of Treatments Per Device Per Month, the Distributor shall be deemed to have met its obligations in respect of the Minimum Number of Devices Per Year and the Minimum Number of Treatments Per Device Per Month during that year (although Distributor did not strictly meet the requirements of this Agreement in respect of the Minimum Number of Devices Per Year).

It is clarified that the exclusivity granted hereunder applies to all Approved Indication(s) that are approved throughout the world.

For the avoidance of doubt, it is clarified that any rentals or distribution of the Deep TMS Device under the License may only be effected in accordance with the Installation and Rental Agreement to be executed between Brainsway and the customers (the “Approved Business Model Sales”). No such agreement will be valid unless Atid approved it by its own signature on it (such approval not to be unreasonably withheld or delayed). Without Atid's signature on the agreement such agreement will be null and void. This condition will be mentioned in the agreement between Brainsway and the customer.

The Minimum Number of Devices Per Year shall be as follows:

•	Three (3) Deep TMS Devices during the first six months following the Effective Date of this Agreement;

•	An additional Nine (9) Deep TMS Devices during the second six months following the Effective Date of this Agreement;

•	An additional 25 Deep TMS Devices during the following year (the “Second Year”);

•	An additional 50 Deep TMS Devices during the subsequent year (the “Third Year”)

•	An additional 50 Deep TMS Devices Per each year thereafter (the “Fourth Year”, “Fifth Year” and so on).

***CONFIDENTIAL TREATMENT REQUESTED

The Minimum Number of Treatments Per Month Per Device shall be as follows:

•	Fifty Five (55) treatments per month in respect of each Deep TMS Device rented as of the commencement of the Third Year and until the end of Sixth Year;

•	Seventy-Five (75) treatments per month in respect of each Deep TMS Device rented during the Seventh Year and the Eighth Year;

•	Ninety (90) treatments per month in respect of each Deep TMS Device rented during the Ninth Year and the Tenth Year.

It is clarified that the Effective Date of this Agreement for the purposes of this Section 2.1 shall be deemed to be October 13th, 2009, provided that the registration of the Device is effected in Italy at least 45 days before such date; provided that in the event that a client introduced to Brainsway by the Distributor shall have placed a firm and binding order for the rental of at least one (1) Deep TMS Device in the Territory prior to such date and Brainsway shall not have installed the said Deep TMS Device at such client’s premises by such date, then the Effective Date of this Agreement for the purposes of this Section 2.1 shall be deemed to be the actual date of installation by Brainsway of such Deep TMS Device at the client’s site ("Effective Date"). Notwithstanding the foregoing, in the event that the registration of the Device is delayed and such is only received later than 45 days prior to October 13th, 2009, the Effective Date of this Agreement shall be delayed by such number of days as the receipt of the said registration is delayed

As of the expiration of the Acclimatization Period (as such term is defined below), in the event that a Deep TMS Device is rented to a client but is not actually used by such client during a period not to exceed five months (the period of such non-use, not to exceed five months, the “Air Period”), such Deep TMS Device shall be taken into consideration for the purposes of counting the Minimum Number of Devices Per Year, as applicable, but shall not be taken into account, during the duration of the Air Period, for the purposes of payment to Brainsway and of counting the Minimum Number of Treatments Per Month Per Device. Air Period shall be granted per each customer only once and upon expiry thereof if the customer continues not to use the Device then such Device shall be returned to Brainsway and shall not be included in the calculation of the Minimum Number of Devices Per Year.

2.2
BRAINSWAY MAINTAINS AND SHALL MAINTAIN OWNERSHIP AND ALL RIGHTS IN AND TO THE DEEP TMS DEVICE at all times (including following installation at the customers’ facilities) (except those rights expressly granted to the Distributor herein).

2.3
For the avoidance of doubt, it is clarified that the license granted hereunder does not include the right to manufacture the Deep TMS Device, nor does it include the right to export same or to use, market, promote, rent or sell same outside of the Territory, and Distributor undertakes not to manufacture or alter the Deep TMS Device and not to be involved, directly or indirectly, in the use of same outside of the Territory, unless otherwise mutually agreed in writing between the Parties hereto.

2.4
For the avoidance of doubt, it is clarified that Brainsway shall at all times be entitled to use, market, promote, distribute, rent, sell, import and provide services in respect of the Deep TMS Device itself, or through any third party whatsoever, in respect of all countries of the world except the Territory.

3.	MARKETING AND DISTRIBUTION

3.1
Distributor undertakes to exert its very best efforts to promote, market and distribute Brainsway’s proprietary Deep TMS Devices within the Territory for patients suffering from any Approved Indication.

Such marketing and distribution activities shall include the conduct of conferences to have hospital, medical centers and leading doctors in the Territory recognize the innovative nature and capabilities of the Deep TMS Device, and the promotion and advertisement of the Deep TMS Device and treatments therewith within the Territory.

The delivery and installation of the Deep TMS Device in the Territory shall be effected by Brainsway to clients  introduced to Brainsway by the Distributor, and shall be based on a “rent and use” agreement pursuant to the terms of which the clients will pay a certain fixed amount in respect of each treatment of a patient that makes use of the Deep TMS Device. The said agreement shall be in the form prior agreed between Brainsway and the Distributor and attached hereto as Annex B; All agreements shall be agreed and executed directly between Brainsway and the customers provided that the consideration to be paid per treatment performed using the Deep TMS Device (or any other form of consideration to be paid in respect of the use of the Deep TMS Device, to the extent that such other form of consideration has been approved in advance and in writing by Brainsway), the rental price for the stimulator and the terms of payment shall be negotiated and established by the Distributor (on the condition that the price per treatment performed using the Deep TMS Device shall not be less than the applicable Use Fee set forth in Section 5.1 below). The Deep TMS Devices shall remain at all times the property of Brainsway.

Brainsway shall act in accordance with the material provisions of the agreements that it shall enter into with clients in respect of the Deep TMS Device.

For the duration of the period during which the License granted under this Agreement is an exclusive License, no agreement entered into between Brainsway, either directly or indirectly, and a third party in the Territory in respect of the Deep TMS Device shall be valid unless same was approved by the Distributor and the Distributor has appended its signature thereto.

Distributor shall exert its best efforts such that all clients use the Deep TMS Device strictly in accordance with the protocol and the other documents to be provided by Brainsway, as specified in Section 4.7 below, solely for the treatment of the Approved Indications, and solely in the Territory.

3.2	The Distributor undertakes that it shall arrange that the first commercial rental of the Deep TMS Device within the Territory is effected by the Effective Date.

3.3
The Deep TMS Devices shall be marketed and promoted ONLY for the treatment of depression and other neurological and psychopathological disorders indications instructed in writing by Brainsway (such indications as instructed, the “Approved Indications”). Until otherwise instructed in writing by Brainsway, the sole Approved Indication is depression.

Brainsway undertakes to notify the Distributor immediately of each indication that becomes an Approved Indication, and further undertakes to notify the Distributor of any indication that it expects shall become an Approved Indication once Brainsway has a reasonable basis for such expectation.

Brainsway undertakes to give Atid all necessary instructions (such as IFU and Investigator's brochure) guidance and training for such new indication to be successfully applied that is available for provision by Brainsway, within a reasonable time following the Distributor’s written request for same.

3.4
Distributor undertakes that prior to the commencement of its marketing and promotion of the Deep TMS Devices, it shall obtain all required licenses and permits  as required under any applicable law or regulation – all at the expense of Distributor. Distributor undertakes to maintain all such permits and licenses during the term of this Agreement, as long as the CE mark of the Deep TMS Device will be in effect. If additional licenses, permits and insurances are required to be obtained by any of Distributor’s clients, the Distributor shall advise client to obtain same. Brainsway declares that Brainsway is working towards the receipt of an additional regulatory approval in Italy in order to be able to commence treatment with the Deep TMS Device.

3.4	Distributor shall promote, market, advertise and publicize the Deep TMS Device as Distributor deems fit.

3.5
The Distributor shall furthermore promote the Deep TMS Device with all due diligence, using all customary means of sales promotion to the extent necessary to maximize the number of Deep TMS Devices rented and the treatments therewith provided.

All expenses incurred in connection with the promotion, marketing and advertising of the Deep TMS Device and treatment therewith shall be paid and borne solely and exclusively by the Distributor. In the event that there shall arise certain unique and substantial expenses that Distributor is unable to bear, Distributor shall be entitled to approach Brainsway and request Brainsway’s participation is such expenses (but for the avoidance of doubt, Brainsway shall not be under any obligation whatsoever to so participate).

3.6
The Parties will collaborate for the performance of up to three (3) trials or clinical studies using the Deep TMS Device in respect of the following indications: pain, addiction to cigarette smoking and alcohol addiction, or such other indications as may be chosen by Distributor and approved in advance and in writing by Brainsway, all subject to prior coordination between the Parties hereto.

The Distributor shall utilize up to three (3) Deep TMS Devices initially being delivered by Brainsway (which, pursuant to the provisions of Section 4.1 below, may be used solely for the conduct and performance of clinical trials by the Distributor), for the performance of such clinical trials, which trials shall be conducted at Distributor’s sole cost and expense, and solely at the Distributor’s liability.

It is agreed that the aforesaid three Deep TMS Devices for trial purposes shall be delivered by Brainsway to the Distributor, at no cost to the Distributor, and that one (1) of which shall be delivered promptly, following the date of this agreement , which such Deep TMS Device shall be utilized to perform the clinical trial in respect of pain. In respect of such trial, the Distributor shall arrange a clinical trial agreement (including the substance of the Clinical Trial Agreement attached hereto as Annex D) with the applicable Italian medical entity, and shall obtain IRB (ethics committee) approval for same.

Any formal trial that is initiated further to the provisions of this Section 3.6 in respect of the said three (3) Deep TMS Devices, or any additional Deep TMS Devices, shall be prior to initiation, coordinated in advance with Brainsway and reduced to a written agreement between the Parties in the form of, and including the substance of, the Clinical Trial Agreement attached hereto as Annex D, and attached hereto and shall be performed in accordance with a clinical trial protocol approved in advance and in writing by Brainsway. The co-investigator for any such clinical trials shall be Brainsway’s representative, Dr. Avraham Zangen.

In respect of the performance of the said trials, Brainsway shall provide Distributor, at Brainsway’s sole expense and subject to an undertaking of confidentiality by the Distributor, with all relevant equipment and scientific data and materials required for the performance of the applicable trial, already in Brainsway’s possession.

All rights, title and interest in and to all data and results generated during the course of all clinical trials performed by Distributor in respect of the Deep TMS Device (whether patentable or not), including any inventions, discoveries, improvements and know-how (collectively, “Clinical Trial Results”) shall vest solely and exclusively in Brainsway. All Clinical Trial Results shall be provided to Brainsway promptly upon completion of the applicable clinical trial.

Distributor shall not use the Clinical Trial Results for any purpose whatsoever, without the prior written consent of Brainsway.

3.7
In the event that certain intellectual property rights will result directly from the Clinical Trial in respect of pain or alcohol, then in the event that Brainsway shall make commercial use of the applicable Clinical Trial Results, Brainsway will pay the Distributor a royalty of [***] up to [***] and [***] and up to [***]; in respect of each indication (pain and alcohol) separately. No royalties shall be paid in respect of [***]. All such royalties shall be paid by Brainsway on a quarterly basis, thirty (30) days following the expiration of the applicable quarter, and together with such payment Brainsway shall provide quarterly royalty reports to Distributor.

In the event that there shall be, in Distributor’s opinion, a discrepancy between the royalties provided by Brainsway and the other information available to Distributor regarding said royalties, Distributor shall so inform Brainsway and Brainsway shall provide the Distributor with all documents, information and explanations as shall be required in order to resolve such discrepancy to Distributor’s satisfaction.

***CONFIDENTIAL TREATMENT REQUESTED

In addition to the foregoing, the Distributor shall be entitled, within three (3) years of the Effective Date, to propose the performance of an additional clinical trial in the Territory to Brainsway. In the event that Brainsway shall agree to the subject matter of such additional clinical trial, (i) Brainsway shall provide the Distributor with one (1) additional Deep TMS Device to be used solely for the purpose of the performance of such trial, at no cost to the Distributor, and (ii) Distributor shall be entitled to receive the royalties set forth above in respect of the indication that is the subject matter of the said additional trial on the conditions set forth above, such that the provisions of the foregoing paragraph shall apply to such additional indication mutatis mutandis.

For the purposes of this Section 3.7, the term "Net Sales" shall mean the total amount invoiced by Brainsway in connection with the rental of products incorporating the applicable Clinical Trial Results, less the following items: (i) quantity and/or cash discounts allowed or taken; (ii) customs, duties, sales and similar taxes, if any, imposed on the product (and specifically excluding income taxes); (iii) amounts allowed or credited by reason of rejections, return of goods (including as a result of recalls), any retroactive price reductions or allowances; (iv) amounts incurred resulting from government mandated rebate programs (or any agency thereof); (v) third party (a) rebates, (b) freight, postage, shipping and insurance charges, and (c) chargebacks or similar price concessions related to the sale of the product; (vi) bad debts, and (vii) reasonable quantities of samples.

3.8	Distributor shall NOT be entitled to subcontract all or part of its tasks hereunder, without Brainsway’s consent.

4.	SUPPLY OF THE DEEP TMS DEVICE

4.1
Within two (2) months following the Effective Date hereof Brainsway shall, at its own expense, supply Distributor with the three (3) Deep TMS Devices, including all pertaining accessories (coil, arm, helmet and cooling system, excluding the stimulators), to be used for the conduct and performance of clinical trials by the Distributor. Distributor undertakes not to make any use of the said Deep TMS Devices except in performance of the clinical trials, as detailed in Section 3 above.

4.2	Distributor shall handle and pay for the customs clearance of the Deep TMS Devices in the Territory.

4.3
Brainsway shall effect the delivery, calibration, installation and maintenance of the Deep TMS Device and the stimulators at the client’s site, subject to the prior coordination with the client and the Distributor and subject to the timely payment of the Use Fees relevant to the applicable client by the applicable client.

4.5
The Distributor agrees to permit Brainsway, at no cost to Brainsway, to store adequate stocks of Deep TMS Devices and spare parts, in Distributor’s offices, to the extent reasonably possible, so as to be able to supply regular demand of the Deep TMS Devices in the Territory without undue delay. In the event that the Distributor shall not be able to provide Brainsway with such storage space as aforesaid, Distributor shall provide Brainsway with storage services in a separate storage facility at Distributor’s sole cost and expense, in a space of up to 12m2.

4.6
Brainsway shall provide up to five (5) of Distributor’s personnel with three (3) successive days of training on how to use and operate the Deep TMS Device, subject to prior coordination with Brainsway. Any additional training requested by the Distributor shall be provided by Brainsway and shall be charged at a rate of $1,000 per day, together with reimbursement of travel and accommodation expenses and a per diem allowance.  The above is not meant for clients, who shall receive training separately.

In addition to the foregoing, Brainsway shall provide training to Distributor’s personnel on how to use and operate the Deep TMS Device in Israel, at no cost to the Distributor.

Furthermore, Brainsway shall provide all production, calibration, support and maintenance services to the Distributor in respect of the Deep TMS Device at the applicable site subject to prior coordination between Brainsway and the Distributor, at no cost to the Distributor.

4.7
Brainsway shall also provide Distributor, together with the Deep TMS Devices, with a protocol for the performance of the treatment for the Approved Indication(s) with the Deep TMS Device and the instructions for use for the Deep TMS Device (all in English and in the form and with the content generally used at Brainsway). Distributor is hereby required to translate such documents into Italian for onward provision of same to those clients that Distributor arranges for Brainsway.

4.9
In the event that the Distributor shall require accessories produced only by Brainsway (for example, biocompatible caps) to use with the Deep TMS Device, the Distributor shall purchase and acquire ALL required accessories solely from Brainsway at the then-current list price minus 20%.  Distributor may buy other accessories and equipment from a third party supplier only if such accessories and equipment meet all the requirements and specifications applicable to same, as determined by Brainsway.

4.10
In the event that Brainsway shall elect to use new generation devices as the Deep TMS Devices (which new generation devices may include, inter alia, an internal mechanism to track the number and type of treatments performed with such device), Distributor agrees to permit Brainsway to replace the Deep TMS Devices provided hereunder with the new generation Deep TMS Devices, and that all the provisions of this Agreement shall then apply, mutatis mutandis, to such new generation Deep TMS Devices. Such replacement will be free of charge and will not involve any unreasonable inconvenience or difficulties to the Distributor or to the client, and will take place on non working days.

5.	PAYMENT AND PAYMENT TERMS

5.1
Brainsway shall receive consideration from the clients (which is guaranteed by Distributor as more fully detailed below) in respect of the use of the Deep TMS Devices, on a per-treatment basis as follows: [***] per treatment (and not, for the avoidance of doubt, per patient treated) in respect of treatments using the Deep TMS Device [***], and the Agreed Price (as such term is defined below) per treatment (and not, for the avoidance of doubt, per patient treated) in respect of treatments using the Deep TMS Device [***] (collectively, the “Use Fee”).

***CONFIDENTIAL TREATMENT REQUESTED

For the purposes hereof, the “Agreed Price” shall mean a price set by Brainsway in coordination with the Distributor that shall be no less that [***].

The payments of the Use Fees shall be with respect to ALL treatments by any client or other entity (including Distributor).

5.2
Notwithstanding the foregoing, during the period commencing on the Effective Date hereof and ending fifteen (15) months thereafter (the “Acclimatization Period”), Brainsway shall receive a fee of [***] per month per each Deep TMS Device supplied to a client (the “Acclimatization Period Monthly Fee”).

For the avoidance of doubt, it is clarified that in the event that a client will order one (1) Deep TMS Device system that has attached two (2) different helmets, the full Acclimatization Period  Monthly Fee  shall apply in respect of the first helmet, and the second helmet shall be charged at [***] of the Acclimatization Period Monthly Fee (ie [***] per month in respect of the said Deep TMS Device with two (2) different helmets attached).

5.3
The Distributor shall be responsible for collection and onward payment to Brainsway of all amounts due to Brainsway according to its agreements with the clients, and all costs and responsibility related thereto shall be fully borne by the Distributor. Moreover, Distributor shall fully and unconditionally indemnify Brainsway against non-payment of any sum due by a client to Brainsway, and shall itself effect payment of such sum to Brainsway prior to such payment becoming past-due in the event that the client does not effect the applicable payment to Brainsway in a timely manner; except in the event that the client’s refusal to effect payment to Brainsway is due solely to (i) a  breach by Brainsway of the provisions of the relevant agreement between the client and Brainsway, (ii) a material failure of Brainsway to provide the maintenance or support required to be provided under the terms of the Agreement in accordance therewith, or (iii) the non-provision of treatment as planned by client solely due to a material failure on the part of Brainsway, as set forth in the terms of the agreement between Brainsway and the client, or (iv) the bankruptcy or insolvency of the client, or its entry into non-voluntary proceedings for its winding-up or dissolution.

Of the amounts that the Distributor shall collect from the clients in respect of the Deep TMS Devices, Distributor shall effect onward payment to Brainsway of all amounts due to Brainsway hereunder, and the Distributor shall retain the balance.

5.4
In the event that regulatory restrictions or reasonable client refusals or any other reason acceptable to Brainsway mean that the above-agreed payment mechanism based on a pay-per-use system are unacceptable or impractical, then the Parties hereto shall agree on an alternative payment structure that is acceptable to both the Parties hereto and the applicable regulatory authorities in light of the prevailing circumstances.

***CONFIDENTIAL TREATMENT REQUESTED

5.5
It is agreed that both the Acclimatization Period Monthly Fee and the Use Fee shall not be payable in respect of the three (3) Deep TMS Devices initially being delivered by Brainsway that shall be used solely for the performance of clinical trials by the Distributor.

5.6
In the event that clients shall wish to rent stimulators from Brainsway in order to use same with the Deep TMS Devices (instead of purchasing same from Brainsway), Distributor shall order same on the clients’ behalf and Brainsway shall be paid a monthly fee of  [***] per stimulator (the “Monthly Stimulator Fee”). In the event that the clients shall wish to purchase stimulators from Brainsway, Brainsway shall be paid a one-time non-refundable fee of [***] per stimulator [***]. Brainsway shall be responsible for timely correcting any problems with the stimulators, all in accordance with the terms of the agreements between Brainsway and the relevant client.

5.7
For the duration, and in respect of, the Acclimatization Period, the first payment to be made hereunder in respect of the first Device only shall be payable in advance, five (5) days prior to the commencement of the period in respect of which such first payment is being effected, and all other payments hereunder (including without limitation the Acclimatization Period Monthly Fee and the Monthly Stimulator Fee) shall be payable to Brainsway in U.S. dollars on a quarterly basis, no later than thirty (30) days following the expiration of the calendar quarter in respect of which the said payments are being effected according to the agreements between Brainsway and Client.

Following the expiration of the Acclimatization Period and for the duration of the Term of this Agreement, all payments hereunder (including without limitation the Use Fees and the Monthly Stimulator Fee) shall be payable to Brainsway quarterly in U.S. dollars no later than 30 days after the termination of the calendar quarter in respect of which the said payments are being effected.

All payments due to Brainsway under this Agreement are exclusive of value added tax or other similar charges which, if required by applicable law, shall be added to Brainsway's invoices and paid. All payments to Brainsway shall be made net of any withholding taxes and if any withholding is required then such will be made IN ADDITION to the amounts specified in Sections 5.1, 5.2 and 5.6 above.

5.8	All amounts due to Brainsway shall be paid by wire transfer to such bank as Brainsway may direct from time to time.

5.9
Any payment not received when due pursuant hereto shall bear interest from 7 working days after the due date until the date of actual payment at the rate of 2.5% per year during the first twelve months that such payment is due, and at the rate of 4% per year thereafter.

***CONFIDENTIAL TREATMENT REQUESTED

6.	MARKETING AND PROMOTION OF THE DEEP TMS DEVICE

Distributor shall only be permitted to market and promote the Deep TMS Devices within the Territory and for the treatment of the Approved Indication(s), and solely in accordance with the terms of the protocol for treatment prepared by Brainsway and supplied to Distributor. Distributor shall not be entitled to make use of the Deep TMS Devices for any other indication or any other purpose whatsoever, and shall exert its best efforts such that the Distributor’s clients do not make use of the Deep TMS Devices for any other indication or any other purpose whatsoever.

All Deep TMS Devices and all stimulators that are rented hereunder shall remain the property of Brainsway at all times.

7.	REGULATORY APPROVALS

7.1
Distributor undertakes, at its sole cost and expense, to seek and perform the administrative work required to obtain all required regulatory approvals for the promotion, marketing and commercial use of the Deep TMS Device for the treatment of the Approved Indications in the Territory, by no later than October 13, 2009 at Distributor’s sole cost, all in Brainsway’s name (to the extent possible) and all on Brainsway’s behalf. In the event that it shall become clear that such work involves the incurrence by Distributor of substantial costs, the Parties shall discuss such matter further (but for the avoidance of doubt Brainsway shall not be under any obligation whatsoever to bear any such costs).

Distributor undertakes to maintain all such permits and approvals during the term of this Agreement, as long as the CE mark of the Deep TMS Device will be in effect. If additional licenses, permits and insurances are required to be obtained by any of the clients that Distributor arranges for Brainsway, the Distributor shall advise such clients to obtain same.

7.2
Furthermore, Distributor shall act, in all manners it deems appropriate, to obtain reimbursement approval for the Deep TMS Device and treatment therewith by both insurance companies and by the Italian public health system.

Brainsway undertakes to maintain its CE mark in force throughout the whole period of this agreement.

Brainsway shall exert reasonable efforts to maintain in force those licenses currently in force from the NIH and Yeda during the term of this Agreement.

All regulatory approvals shall be received in the name of Brainsway (where possible) and for the benefit of; and for the avoidance of any doubt, Brainsway (and not the Distributor) shall be entitled to use such approvals following termination of this Agreement.

8.	REPORTS

8.1
Distributor shall provide Brainsway with written quarterly reports regarding the promotion, marketing and commercialization of the Deep TMS Devices in the Territory. Such reports shall also detail all the Distributor’s receipts from clients in respect of the Deep TMS Device(s) and specify the payments due to Brainsway in respect of same.

8.2
In addition, the Distributor agrees to keep Brainsway fully and promptly informed of all pertinent prevailing market conditions including information regarding competing TMS devices and the like, that is known to it.

9.	REVIEW

9.1	Brainsway’s representatives shall have the right to visit Distributor’s facilities at any time and from time to time, upon Distributor's consent (not to be unreasonably withheld or delayed).

9.2
In the event that there shall be, in Brainsway’s opinion, a discrepancy between the reports and information provided to Brainsway by the Distributor and the information or reports received from a client, Brainsway shall so inform the Distributor and the Distributor shall provide Brainsway with all documents, information and explanations as shall be required in order to resolve such discrepancy to Brainsway’s satisfaction.

10.	INTELLECTUAL PROPERTY

10.1
All data, information and other intellectual property generated or developed in the course of the collaboration hereunder and relating to the Deep TMS Device (“Collaboration Know-How”), whether first generated by Brainsway or by Distributor, shall be the sole and exclusive property of Brainsway.

All Collaboration Know-How shall be provided to Brainsway promptly upon such being reduced to writing or to practice and Distributor shall execute the required assignment forms to allow for the transfer of all rights in and to the Collaboration Know How to Brainsway.

Brainsway shall be provided with copies of all other data and information generated in the course of the collaboration hereunder, for Brainsway’s own research and other purposes and the Distributor shall sign and provide any document that shall be required to register Brainsway’s ownership in or to the Collaboration Know How.

The Collaboration Know-How, all patent rights, trademarks, marks, brand names, trade names, logos, domain names or other names on the World Wide Web, and other intellectual property associated with Brainsway and/or the Deep TMS Device in any manner whatsoever, whether registered or not (the “Brainsway IP”), are and shall remain Brainsway’s sole and exclusive property. The Distributor shall not have any claim with regard to any of same, and shall not challenge Brainsway’s title thereto, or the validity of their registration (if they are registered), even after termination of this Agreement for any reason (by expiration of term or otherwise).

10.2	Forthwith on termination of this Agreement, the Distributor shall cease all use of any Brainsway IP.

10.3
Patent Enforcement. In the event that the Distributor will have any information  about any infringement of the Brainsway IP in the Territory , Distributor will inform Bainsway immediately. Brainsway will have the right, but not the obligation to institute, prosecute and control any action or proceeding with respect to the Brainsway IP or related intellectual property rights and in such case Brainsway shall receive any proceeds from such proceedings.

10.4
Patent Infringement. In the event that either Brainsway or Distributor, or both of them, are sued by a third party alleging that the commercialization of the Deep TMS Device in the Territory infringes upon any intellectual property rights of such third party the Party being so sued shall immediately give the other Party notice of same. In such case Brainsway will assume control and liability in respect of such claim, at Brainsway’s cost, and any awards shall be retained solely by Brainsway.

10.5
General. Distributor will reasonably co-operate with Brainsway in the defense of any claims brought against Brainsway pursuant to this Agreement. Distributor will execute all documents reasonably necessary for Brainsway to defend against such action, and shall provide documents and help with making contacts to witnesses as necessary to allow such litigation to go forward, at Brainsway’s expense.

Distributor shall execute all reasonably necessary and proper documents, take such actions as shall be appropriate to allow Brainsway to institute and litigate such infringement actions referred to in this Section 10, and shall otherwise cooperate in the institution and litigation of such actions.  Brainsway, in litigating any such infringement actions, shall keep Distributor reasonably informed as to the status of such actions.

10.6
Clinical Trials. For the avoidance of doubt, it is clarified that in the event that any clinical trials are performed in the framework of this Agreement utilizing the Deep TMS Device, that any results, know-how, inventions, developments or discoveries first conceived or reduced to practice as a result thereof shall promptly be disclosed to Brainsway in writing and shall be the sole and exclusive property of Brainsway, and all right, title and interest thereto shall vest solely and exclusively in Brainsway.

11.	TITLE

Subject only to the License granted to the Distributor hereunder, all right, title and interest in and to the Deep TMS Devices, the Brainsway IP and Brainsway’s Confidential Information (as such term is defined below) and all right, title and interest in and to any related documentation or information, or drawings, plans, diagrams, specifications, other documents, models, or any other physical matter in any way containing, representing or embodying any of the foregoing, vest and shall vest exclusively in Brainsway.

12.	REPRESENTATION AND WARRANTY

12.1	Brainsway hereby represents and warrants to the Distributor that all representations stated in the preamble to this agreement are true. In addition:

(a)
the Deep TMS Devices supplied to clients first arranged by Distributor will be manufactured in accordance with applicable laws and regulatory requirements, will be of merchantable quality and free from defects;

(b)	the Deep TMS Devices supplied to clients first arranged by Distributor shall be free and clear of all third party security interests, liens, or other encumbrances of any kind or character;

(c)	the Deep TMS Device has received CE Mark approval in accordance with Brainsway’s application submitted therefor; Brainsway undertakes to keep the CE Mark valid during the period of this agreement.

(d)
it has exclusive rights to manufacture and market the Deep TMS Device for the treatment of certain neurological and psychiatric indications, subject to receipt of appropriate regulatory approvals (except in respect of depression, in respect of which the Deep TMS Device has received CE approval); and

(e)	it is the exclusive worldwide licensee of all intellectual property rights in and to the Deep TMS Device, including the right to commercialize, sell, import and export same.

12.2
THE WARRANTIES SET OUT ABOVE ARE THE ONLY WARRANTIES GIVEN BY BRAINSWAY. ANY IMPLIED WARRANTIES OF NON-INFRINGEMENT, FITNESS FOR A PARTICULAR PURPOSE OR MERCHANTABILITY APPLICABLE TO THE DEEP TMS DEVICE ARE HEREBY EXCLUDED.

12.3	Distributor hereby represents and warrants to Brainsway that:

(a)
All marketing, promotion and commercialization of the Deep TMS Device to be performed by the Distributor hereunder shall be performed according to all medical and health and safety guidelines and all applicable laws and regulations.

(b)
Distributor shall procure the receipt of all approvals and consents necessary for the marketing, promotion and commercialization of the Deep TMS Device and the performance of its obligations hereunder and undertakes that all activities of Distributor pursuant to this Agreement shall be made in accordance with any applicable laws and regulations.

(c)	Distributor has or shall obtain all necessary capabilities, as well as the necessary experience and expertise, to carry out all its obligations hereunder.

(d)	Distributor represents and warrants that it shall sign an NDA within three (3) days and may thereafter receive Brainsway's licenses from the NIH and Yeda.

(e)	it is an Italian limited liability company owned by Dr. Ruggero Raccah (a psychiatrist) and Mr. Elio Tesciuba (Italian businessman) and others.

12.4	Each Party hereto represents to the other that:

(a)	it is has the full power and authority to enter into this Agreement and to convey the rights herein conveyed;

(b)	entering this Agreement and performance thereof shall not constitute a breach of any agreement, contract, understanding and/or obligation that it is currently bound by;

(c)	it shall perform its obligations hereunder diligently, expeditiously and to the best of its abilities.

12.5
The Distributor shall not make any representation or give any warranty in respect of the Deep TMS Device other than those prior authorized in writing by Brainsway from time to time. Brainsway shall not be liable for any unauthorized warranty or representation made by the Distributor and the Distributor shall incur no liability on behalf of Brainsway.

12A.	NON-COMPETE

The parties hereby undertakes, during the Term of this Agreement, not to market, promote, advertise or commercialize, or be involved in any manner, whether directly or indirectly, including by way of marketing, promotion, advertizing, commercialization or use, with products that perform brain stimulation, other than the Deep TMS Device in the Territory.

13.	CONFIDENTIALITY

13.1
The Distributor agrees that it will keep the knowledge, data and information that it receives from Brainsway with respect to development information or strategy or plans/commercial/business information and plans, strategic information and plans and  or product development information and plans, including the client lists that Distributor supplies to Brainsway, (“Brainsway’s Confidential Information”), whether received prior or subsequent to the Effective Date, and whether received in written, oral, electronic, or other form, secret during the term of this Agreement and for a term of two (2) year following the termination hereof, unless and to the extent such information has entered or enters the public domain through no fault of Distributor. No information other than that specified above shall be disclosed to or accepted by the Distributor without the Distributor first executing a specific confidentiality and non-disclosure undertaking vis-à-vis Brainsway.

Brainsway agrees that it will keep the knowledge, data and information that it receives from Distributor (except as set forth above and deemed as Brainsway’s Confidential Information), including but not limited to, all information relating to the business or corporate strategy of Distributor (“Distributor’s Confidential Information”), whether received prior or subsequent to the Effective Date, and whether received in written, oral, electronic, or other form, secret during the term of this Agreement and for a term of two (2) year following the termination hereof unless and to the extent such information has entered or enters the public domain through no fault of Brainsway.

13.2
Each Party agrees that it will not disclose the other Party’s Confidential Information to any third party; except that it shall be entitled to disclose such other Party’s Confidential Information to its employees to the extent necessary in order to carry out its obligations hereunder with respect to the Deep TMS Device. Each Party shall further be entitled to disclose the other Party’s Confidential Information as required by law, or any order having the force of law, after giving such other Party sufficient prior written notice to enable such other Party to seek a protective or other similar order limiting or preventing such disclosure.

13.3
Each Party shall take all reasonable necessary steps to ensure that its employees who gain knowledge, data and information with regard to the other Party’s Confidential Information are bound in writing by terms similar to the terms of this Agreement, not to divulge such knowledge, data and information or such other Party’s Confidential Information.

13.4
The terms of this Agreement are confidential and shall not be disclosed by either Party hereto or any person on their behalf except as otherwise agreed in advance by the other, or as required by applicable law and/or regulatory authority.

If public disclosure is required under any securities laws, then any press release or report to be published shall be prior coordinated with the other Party, to the extent possible, subject to requirements of applicable Securities Laws (Distributor acknowledges that Brainsway’s reports to the Israeli Securities Authority shall be in Hebrew).

14.	LIABILITY, INDEMNIFICATION AND INSURANCE

14.1	Distributor undertakes full liability for any damage, loss or expense resulting from any breach by the Distributor of its obligations or representations hereunder.

14.2
Brainsway undertakes full liability for any damage, loss or expense incurred by any third party resulting from such party’s use of the Deep TMS Device, including as a result of Brainsway’s negligence or misconduct in the manufacture, installation, maintenance or training in respect of the Deep TMS Devices. Brainsway shall be responsible for ensuring that all Deep TMS Devices perform safely and uninterrupted and to repair same as required, all in accordance with the terms of the agreements entered into between Brainsway and the applicable client.  Brainsway shall, at its sole cost and expense, obtain and maintain product liability insurance in respect of the Deep TMS Devices it supplies hereunder. Such insurance shall not limit Brainsway’s liability hereunder.

14.3
Brainsway undertakes full liability towards Distributor for any damage, loss or expense resulting from any breach by Brainsway of its obligations or representations hereunder, subject to the provisions of section 16.4A herein.

15.	LIMITATION OF LIABILITY

NO PARTY HERETO SHALL BE LIABLE TO ANY OTHER PARTY (WHETHER UNDER CONTRACT, TORT (INCLUDING NEGLIGENCE) OR OTHERWISE), OR TO ANY THIRD PARTY FOR ANY INDIRECT, SPECIAL OR CONSEQUENTIAL DAMAGES, INCLUDING, WITHOUT LIMITATION, FOR ANY LOSS OR DAMAGE TO BUSINESS EARNINGS, ANTICIPATED SALES, OR GOODWILL SUFFERED BY THE OTHER PARTY, EVEN IF SUCH PARTY IS ADVISED OR SHOULD HAVE KNOWN OF THE POSSIBILITY OF SUCH DAMAGES.

16.	TERM AND TERMINATION

16.1	Subject to earlier termination in accordance with the provisions hereof, the term of this Agreement shall be for ten (10) years from the Effective Date.

16.2
In the event that the Distributor shall fail to arrange for the rental and payment for at least 80% of the Minimum Number of Devices Per Year and 100% of the Minimum Number of Treatments Per Device Per Month as provided in section 2.1 above during the term of this Agreement (except in respect of the first two (2) years from the Effective Date), Brainsway shall be entitled to terminate this Agreement with immediate effect, or to amend the License above to a non-exclusive License, at Brainsway’s sole discretion and with no obligation to compensate Distributor.

16.3
Either Party hereto may terminate this Agreement by sixty (60) days prior written notice to the other, in the event that the other Party shall commit a material breach of its obligations hereunder and shall fail to remedy same within thirty (30) days after being called upon in writing so to do, provided that, prior to the effectiveness of any such termination, the Parties shall have exhausted the dispute resolution procedure provided in section 17, without resolving the dispute.

16.4
Either Party may terminate this Agreement with immediate effect should the other Party go into voluntary or non-voluntary liquidation, or shall make an attempt for arrangement with its creditors, or shall have a receiver appointed or an attachment placed over all of its assets, and such appointment or attachment shall not have been removed within sixty (60) days.

16.4A
Notwithstanding anything to the contrary herein, Brainsway shall be entitled, at its sole and exclusive discretion, to terminate this Agreement at any time, upon the provision of thirty (30) days prior written notice to the Distributor.

In the event that Brainsway shall terminate this Agreement for convenience (and for the avoidance of doubt not to a breach of the terms hereof by the Distributor) during the period commencing on the Effective Date and ending on the third anniversary of the Effective Date (the “First Period”), Brainsway shall be required to pay the Distributor the following amount as full, final and agreed compensation: [***] (irrespective of any expenses of whatsoever nature incurred by the Distributor).

In the event that Brainsway shall terminate this Agreement for convenience (and for the avoidance of doubt not to a breach of the terms hereof by the Distributor) during the period commencing on the third anniversary of the Effective Date and ending in the tenth anniversary of the Effective Date (the “Second Period”), (i) Brainsway shall be required to pay the Distributor the following amount as full, final and agreed compensation: [***] plus reimbursement of all out-of-pocket expenses actually paid by Distributor in fulfillment of its obligations hereunder up until the date of its receipt of Brainsway’s notice of termination, as shall be proven by written receipts and other written evidence acceptable to Brainsway, (ii) Brainsway shall have the right to inspect Distributor’s books and records during normal business hours in order to verify any such costs and expenses, and (iii) Distributor shall be entitled to receive the Tail Payments in respect of amounts actually received by Brainsway from clients introduced to Brainsway by the Distributor, as set forth below.

***CONFIDENTIAL TREATMENT REQUESTED

In the event that Brainsway’s licensed from the NIH and/or Yeda shall be terminated, or Brainsway’s CE Mark shall cease to be in effect, then this Agreement shall terminate forthwith, and in the event that such termination occurs during the First Period, Brainsway shall not make any payment of any compensation whatsoever to Distributor; and in the event that such termination occurs during the Second Period, Brainsway shall be required to pay the Distributor the following amount as full, final and agreed compensation: [***] (irrespective of any expenses of whatsoever nature incurred by the Distributor).

In the event that Brainsway shall terminate this Agreement due to a breach of the terms of Section 2.1 hereof by the Distributor [Minimum Number of Devices Per Year and/or Minimum Number of Treatments Per Year] during the Second Period, Brainsway shall not make any payment of any compensation whatsoever to Distributor, without derogating from the other provisions of this Agreement.

All of the foregoing payments shall be effected in US Dollars by wire transfer within sixty (60) days of the termination of this Agreement (but such term shall not be applicable to any Tail Payments).

The term “Tail Payment” shall be defined as follows: amounts equal to the difference between the amount payable per treatment with the Deep TMS Device by the client to Distributor in accordance with the terms of the agreement between the client and Brainsway and the amount due to Brainsway from such client per treatment in accordance with the provisions hereof (the “Distributor’s Portion”), in respect of each Deep TMS Device already actually installed at a clients’ premises, all payable during the period that is equal to one half of the period that remains outstanding under the terms of the agreement between Brainsway and such client (but in any event, such whole period not to extend beyond the fifteenth anniversary of the Effective Date of this Agreement).

Such payments shall only become due and payable by Brainsway to the Distributor following Brainsway’s actual receipt of all applicable amounts from the clients in respect of whom the tail period applies.

In the event of a conflict between the provisions of this Section 16.4A and any other provisions of this Agreement, the provisions of this Section 16.4A shall prevail.

16.5
In the event of a lawful termination of the Agreement for any reason, Distributor’s right to use the Deep TMS Devices will automatically terminate; and all Deep TMS Devices, together with any embodiments of Brainsway’s Confidential Information and/or Brainsway IP shall be returned to Brainsway promptly after all treatments that were commenced with the Deep TMS Devices shall have been terminated or completed.

***CONFIDENTIAL TREATMENT REQUESTED

16.6
Termination of this Agreement, in whole or in part, for whatever reason shall not affect the obligations and liabilities of the parties hereunder in respect of matters outstanding at the time of such termination.

16.7
Those sections hereof (including without limitation confidentiality, and payments of royalties to Distributor in accordance with the provisions of Section 3.7 above) which by their nature are intended to survive termination or expiration of this Agreement shall survive termination or expiration of this Agreement and remain in full force and effect thereafter.

16.8	Any termination by Brainsway under the provisions of this Agreement, shall not entitle the Distributor to any compensation whatsoever, except as set forth in section 16.4A above.

16.9
Upon  lawful termination of this Agreement, Distributor shall deliver to Brainsway at Brainsway's expense within sixty (60) days of termination, all equipment including Deep TMS Devices supplied by Brainsway as is and shall also provide Brainsway with all documents, data and know how received by it  or in its possession relating the Deep TMS Device and/or this Agreement, and the lists of clients.  Distributor shall also assign to Brainsway all licenses, permits and regulatory approvals, to allow Brainsway or any party on its behalf to continue the treatment of patients with the Deep TMS Devices in the Territory.

17.	GOVERNING LAW AND DISPUTE RESOLUTION

17.1	This Agreement shall be governed and interpreted in accordance with the laws of the State of Israel.

17.2
The Parties agree to attempt initially to solve all claims, disputes, or controversies arising under, out of, or in connection with this Agreement by conducting good faith negotiations.  Either Party may initiate such informal dispute resolution by sending a written notice of the dispute to the other Party, and within ten (10) days after such notice appropriate representatives of the Parties shall meet for attempted resolution by good faith negotiations.

17.3
In the event the Parties are unable to settle the matter between themselves by means of the foregoing dispute resolution procedure within forty-five (45) days of the initiation of such procedure, either Party may refer such dispute to the courts of Tel Aviv-Jaffa, Israel which will have exclusive jurisdiction with respect to any matter related to this Agreement.

Notwithstanding the foregoing, in the event that the Distributor shall be sued by a third Party in the Territory and Brainsway will be joined as a party to such action, then the subject-matter of the said specific action to which Brainsway joined shall be governed by the court in the Territory applicable to the said action, as between the Parties hereto and the aforementioned third party.

18.	MISCELLANEOUS

18.1
The Parties shall issue a mutual press release in the form attached hereto as Annex E as soon as practicable following the Effective Date. Otherwise, neither Party shall issue any press release, make any public statement or advertise any information pertaining to this Agreement, or to the collaboration hereunder, without the prior written approval of the other, except as required by applicable law (including securities laws).  Without derogating from the foregoing, disclosure by Brainsway required under applicable securities law and regulations shall not be subject to the written consent of the other Party.

18.2
This Agreement does not constitute the Distributor or any person on its behalf the agent or legal representative of Brainsway for any purpose whatsoever. The Distributor, its employees or representative, is not granted any right or authority to assume or to create any obligation or responsibility, express or implied, on behalf of or in the name of Brainsway, with regard to any manner or thing whatsoever, unless otherwise specifically agreed upon in writing.

18.3
No Party hereto may assign its rights or obligations hereunder without the prior written consent of the others, except that any Party hereto may assign all rights and obligations hereunder to an affiliate, an entity merging with same or an entity acquiring all or substantially all of the stock or assets of same, or to its shareholders as a collective group. Notwithstanding, Brainsway may assign or subcontract its rights or obligations hereunder to any entity controlled by Brainsway Ltd.

18.4
Each of the parties hereto shall be excused from the performance of its obligations hereunder, in the event that such performance is prevented by force majeure and for the period of time such force majeure exists. For the purpose of this Agreement force majeure is defined as follows: causes beyond the control of Brainsway or the Distributor, including but not limited to, acts of G-d, acts, regulations or laws of any government which could not have been anticipated, war, civil commotion, fire, earthquake or storm, labor disturbances, acts of terrorism, epidemic and failure of public utilities or common carriers.

In the event of the occurrence of any such circumstances, the Party whose performance is hindered or prevented shall give notice to the other Party of the commencement of the force majeure, shall use commercially reasonable efforts to mitigate or overcome the effects of the force majeure and shall give notice to the other Party of the cessation of the force majeure. In the Event that such cause continues for more than four (4) continuous months, either Party may terminate this Agreement on thirty (30) days prior written notice.

18.5
Except in respect of confidentiality and non-disclosure agreements that may be entered into between the Parties hereto in addition to the terms hereof, this Agreement constitutes the entire agreement between the parties with respect to its subject matter and supersedes all prior agreements, arrangements, dealings or writings between the parties relating to the subject matter hereof and thereof. This Agreement may not be varied except in writing signed by both Parties' authorized representatives.

18.6
Should any part or provision of this Agreement be declared invalid, illegal or held unenforceable or in conflict with the applicable laws or regulations of any applicable jurisdiction, the invalid or unenforceable part or provision shall, provided that it does not go the essence of this Agreement, be replaced with a revision, agreed upon in good faith, which accomplishes, to the extent possible, the original commercial purpose of such part or provision in a valid and enforceable manner, and the balance of this Agreement shall remain in full force and effect and binding upon the parties hereto.

18.7	All amendments and other modifications hereof shall be in writing and signed by each of the Parties hereto.

No waiver of a breach or default hereunder, nor any waiver or modification of performance of any of the obligations or other acts of the other Party hereto, shall be considered valid unless in writing and signed by the party giving such waiver, and no such waiver shall be deemed a waiver of any subsequent breach or default of the same or similar nature.

18.8
Each of the Parties hereto shall pay its own respective fees and expenses (including, without limitation, the fees of any attorneys, accountants or other representatives) incurred in connection with this Agreement and the transactions contemplated hereby, whether or not such transactions are consummated.

18.9	The remedies afforded to any of the Parties hereto, whether hereunder, or under applicable law or otherwise, shall be cumulative in nature and not alternative.

18.10	This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall be considered one and the same agreement.

18.11
Any confirmation of payment, notice or other written communication required or permitted to be made or given hereunder shall be in writing, and may be made or given by either party by facsimile; by registered first-class mail, postage prepaid; or by courier or by email (with confirmed read receipt) to the mailing address or email or facsimile numbers set as below:

If to Brainsway:
1st Floor, 19 Hartum Street, Har Hotzvim, Israel Attention: Uzi Sofer, CEO
Telephone: +972 2 5813140       Facsimile: +972 2 5812517
Email: Uzis@brainsway.com

If to the Distributor:
Via Dora 1, Rome, Italy
Attention:      Ruggero Raccah
Telephone:   +39 335 6283 079   Facsimile: +39 06 4411 8553
Email: r.raccah@libero.it

or to such other addresses or email or facsimile numbers as either party shall designate by notice, similarly given, to the other party. Notices or written communications shall be deemed to have been sufficiently made or given: (i) if mailed, seven (7) days after being dispatched by mail, postage prepaid; (ii) if by courier, three (3) days after delivery by the courier company; or (iii) if by facsimile with confirmed transmission or email with confirmed read receipt, on the first business day after transmission.

[signature page to follow]

IN WITNESS WHEREOF, each of the parties has executed this Agreement as of the date below.

BRAINSWAY LTD	Advanced Technologies Innovation Distribution SRL
/s/ Uzi Sofer signature: Brainsway Ltd name: Uzi Sofer designation: CEO	/s/ Ruggero Raccah signature: Advanced Technologies Innovation Distribution SRL name: Ruggero Raccah designation: CEO
Date: June 16, 2009	Date: June 16, 2009